PRESS RELEASE

Date:		July 15, 2008
Company:	First National Bank
		12 West Market Street
                Orrville, Ohio 44667
Contact:	David C. Vernon
		President and CEO
Phone:		330.765.0611
Fax:		330.684.2154

First National Bank Receives Recognition for its 75th anniversary as a national bank

Orrville, Ohio ~ First National Bank, which began operations in 1881, today received a letter and plaque from the Comptroller of the Currency of the United States Treasury Department. The Comptroller directed his letter to the Bank`s Officers and Employees. The letter read, `First National Bank recently marked a historic milestone: its 75th anniversary as a national bank. Congratulations on this important event. Please accept my best wishes for many more years of prosperity in service to the community and to our great Nation.` The letter and plaque were presented to the Board of Directors and management today at the Bank`s regularly scheduled Board meeting.

`We are proud of our community bank and its 126 year history of service.
75 years ago we became a national bank.` said John W. Kropf, Chairman of the Board. `I am grateful for the effort our Officers and Employees make every day to improve our wonderful Bank.` added David C. Vernon, President and CEO.



National Bancshares Corporation is the holding company for First National Bank a federally chartered national bank formed in Ohio in 1881. First National Bank has thirteen offices in Orrville, Massillon, Wooster, Dalton, Kidron, Smithville, Apple Creek, Mt. Eaton, Lodi and Seville. Additional information is available at www.fnborrville.com.


Forward-looking Statements ~ This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are necessarily subject to many risks and uncertainties. A number of things could cause actual results to differ materially from those indicated by the forward-looking statements. These include factors such as changes in the competitive marketplace, changes in the interest rate environment, economic conditions, changes in the regulatory environment, changes in business conditions and inflation, risks associated with credit quality and other factors discussed in the Company`s filings with the Security and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007. The Company disclaims any obligation to publicly update or revise any forward-looking statements on the occurrence of future events, the receipt of new information, or otherwise.